Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, October 20, 2009 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $4,707,995.66 or $0.101011 per unit, based principally upon production during the month of August 2009. The distribution for October also includes $165,565 in granted audit exceptions and interest on late payment of gross proceeds. The distribution is payable November 16, 2009, to unit holders of record as of October 30, 2009.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,105,471 Mcf (3,378,624 MMBtu). Dividing revenues by production volume yielded an average gas price for August 2009 of $3.45 per Mcf ($3.17 per MMBtu) as compared to $3.14 per Mcf ($2.89 per MMBtu) for July 2009. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,324,137. Lease operating expenses were $2,214,823 and taxes were $1,081,423.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax:	(817) 735-0936
Website:	www.sjbrt.com
e-mail:	sjt@compassbank.com